LANTRONIX APPOINTS NUSSBAUM PRESIDENT AND CEO; KERRIGAN APPOINTED CFO
    --Board of Directors Highlights Leadership, Execution and Improved Internal
                                  Processes --

FOR  IMMEDIATE  RELEASE

CONTACT:     JIM  KERRIGAN
             949-453-3990

IRVINE, Calif., February 24, 2003 - The Board of Directors of Lantronix, Inc. (NASDAQ: LTRX) today announced the appointment of Marc H. Nussbaum to president and chief executive officer and James W. Kerrigan to chief financial officer. Nussbaum and Kerrigan have been serving as the company's interim president and chief executive officer and interim chief financial officer, respectively.

"Since joining Lantronix as its interim leaders last May, Marc and Jim have made excellent progress in implementing a clear recovery plan and positioning the company for long-term growth," said Chairman H.K. Desai. "They have significantly improved the company's ability to execute and have delivered consistently improved results each quarter. In just nine months, they have recruited a world-class management team, re-energized the company, improved operational and internal financial controls and have set the company on a rapid path to reach cash break even from operations in the near future. The board of directors is pleased with the recent stewardship of the new team and we believe Lantronix is moving in the right direction to deliver long-term value to our shareholders."

Prior to joining Lantronix, Nussbaum was senior vice president, chief technical officer for MTI Technology Corporation. Earlier, he served 17 years in various senior business development and engineering management roles at Western Digital Corporation, including senior vice president and chief technical officer. During his tenure, Nussbaum helped build Western Digital's controller and drive business from $25M to more than $4 billion in annual revenues.

Kerrigan has 29 years of CFO experience for public and private companies. Prior to joining Lantronix, Kerrigan has served in senior management roles for other public companies, including Mattel, Wham-O Mfg, Ultrasystems, Ceradyne, and PDA Engineering.

About  Lantronix

Lantronix, Inc. (Nasdaq: LTRXE) is a provider of hardware and software solutions ranging from systems that allow users to remotely manage network infrastructure equipment to technologies that network-enable devices and appliances. Lantronix was established in 1989, and its worldwide headquarters are in Irvine, Calif. For more information, visit the company on the Internet at www.lantronix.com.